Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG FIRST TO ENTER U.S. FLAG SHUTTLE TANKER TRADE

Two Jones Act Tankers Chartered to Petrobras for U.S. Gulf Ultra-deepwater Trade

NEW YORK, NY - October 5, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, announced today it has signed a definitive agreement to charter two 46,000 dwt Jones Act tankers to Petrobras America, Inc. (Petrobras), marking the first U.S. Flag shuttle tankers to transport oil from ultra-deepwater drilling projects in the U.S. Gulf of Mexico. Petrobras America, Inc. is a unit of Petroleo Brasileiro S.A. (NYSE: PBR/PBRA), the 12th largest oil company in the world.

OSG will provide shuttle tanker services from a Floating Production Storage and Offloading facility, or FPSO, at the Chinook and Cascade ultra-deepwater fields in the Walker Ridge area of the Gulf of Mexico. Ultra-deepwater discoveries are located in water at least 8,000 feet deep and require an additional 15,000 feet of drilling beneath the ocean floor. FPSOs and shuttle tankers are a cost-effective means of transporting offshore oil where pipeline infrastructure is too costly or technologically not feasible to construct. This will be the first FPSO and shuttle tanker project in U.S. waters.

"Being awarded the first contract to provide Jones Act shuttle tanker services for ultra-deepwater projects in the U.S. Gulf of Mexico is very exciting for OSG. This award clearly demonstrates the power of the U.S. flag franchise, which we have built by combining Maritrans and OSG's U.S. flag business," commented Morten Arntzen, President and Chief Executive Officer. "As more and more U.S. Gulf ultra-deepwater fields move from exploration to development, our 16 vessel newbuilding program positions us to serve that market and increases our presence in Jones Act trades. We look forward to collaborating with Petrobras and their field partners in this ground-breaking project."

OSG will convert to shuttle tankers two of the 12 product tankers that it has ordered from Aker Philadelphia Shipyard. The Company expects to deliver the converted shuttle tankers to Petrobras in the first quarters of 2010 and 2011. With today's announcement, 11 of the 12 ships OSG has ordered from Aker have been chartered out to major oil companies and refiners.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.
Contact:	Overseas Shipholding Group, Inc. Jennifer L. Schlueter Head of Corporate Communications and Investor Relations +1 212-578-1634

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